Exhibit 99.1
FOR IMMEDIATE RELEASE
MRV ANNOUNCES RECORD QUARTERLY AND ANNUAL REVENUE
IN FOURTH QUARTER AND FULL YEAR 2007
Q4 ‘07 Consolidated Revenue Up 37% Year-Over-Year and 22% Sequentially
Q4 ‘07 Network Equipment Revenue Up 19% Year-over-Year and 29% Sequentially
Q4 ‘07 Optical Component Revenue Up 95% Year-over-Year and 15% Sequentially

CHATSWORTH, CA — February 28, 2008 — MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), today announced its results for the fourth quarter and fiscal year-ended December 31, 2007. Quarterly and annual revenue in each period were both MRV all-time records.
Revenue for the fourth quarter of 2007 was above guidance at $141 million, an increase of 37% over revenue of $103 million in the fourth quarter of 2006.
Fourth quarter of 2007 reported gross margin of 28.4% included an inventory write-down of $2.3 million related to MRV’s acquisition of Fiberxon that was completed in July 2007. This inventory write-down resulted in an approximate 1.6% decline to the fourth quarter of 2007 reported gross margin.
The Company reported a net loss of $1.4 million for the fourth quarter of 2007, or $0.01 per common share, which included the inventory write-down of $2.3 million, share-based compensation charges of $1.0 million and a $1.1 million charge from the amortization of intangibles related to the Fiberxon acquisition. This compares to net income of $0.6 million or $0.00 per common share in comparable period of 2006, which included share-based compensation charges of $1.0 million.
“We are very proud of our fourth quarter. Consolidated revenue was well above guidance and we were also pleased with our bottom line performance. Even with the inventory write-down and non-cash charges for share-based compensation and amortization of intangibles, we delivered near break-even results,” commented Noam Lotan, President & CEO of MRV. “Revenue growth during the quarter was driven by our internally-developed networking equipment products which grew sales 29% sequentially and 19% on a year-over-year basis and our optical components group, which posted a 15% sequential increase in sales.”
Exhibit 99.1-1

Continued Mr. Lotan, “We remain well positioned to take advantage of key industry growth drivers such as the increasing adoption of carrier class metro Ethernet services and the deployment of FTTX networks around the world. In 2008 we will continue to focus on revenue growth while emphasizing improvement in operating performance.”
Full Year of Fiscal 2007 Results
Revenues for the full year of 2007 were $448 million, up 26%, compared to revenues of $356 million for 2006. Net loss for 2007 was $18.6 million, or $0.13 per share, compared to a net loss of $5.5 million, or $0.05 per share for 2006. Included in the net loss for 2007 were non-cash charges of $6.8 million, composed of $4.9 million related to the Company’s common share exchange for convertible debt on August 10, 2007 and $1.9 million from the amortization of intangibles related to the Company’s acquisition of Fiberxon in July 2007. In addition, net loss for 2007 includes an inventory write-down of $2.3 million also related to that acquisition.
First Quarter of 2008 Outlook
MRV currently estimates that revenues for the first quarter of 2008 will be in the range of $124 million to $130 million. Net loss/break-even results per share is currently forecasted to be in the range of $(0.03) to $0.00 per share. This forecasted range includes the effect of non-cash share-based compensation (which is forecasted to be approximately $0.01 per share).
Other Information
MRV will host a conference call to discuss its fourth quarter and fiscal year-end of 2007 financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). For parties in the United States and Canada, call 800-240-6709 to access the conference call. International parties can access the call at 303-275-2170. A financial presentation designed to guide participants through the call will also be available. MRV will offer its live audio broadcast of the conference call, along with the financial presentation, on the MRV Investor website at http://ir.mrv.com. For replay information, please visit the MRV Investor website.
Forward-Looking Statements
This press release contains statements regarding future financial and operating results of MRV, MRV’s expected revenues and net loss for the first quarter of 2008 that ends on March 31, 2008, management’s assessment of business trends, specifically MRV’s position to take advantage of key industry growth drivers such as the increasing adoption of carrier class metro Ethernet services and the deployment of FTTX networks, management’s continued focus on revenue growth and emphasis on improving operating performance during 2008, and other statements about future expectations, beliefs, goals, plans or prospects are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to managements’ assumptions. These statements constitute forward- looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “forecasts,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance or that the events anticipated will occur and that expected conditions will remain the same or improve and involve risks, uncertainties and assumptions, the likelihood of realizing are difficult to assess and may not occur. Therefore, actual outcomes, performance and results may differ from what is expressed or forecasted in such forward-looking
Exhibit 99.1-2

statements and such differences may vary materially from current expectations. Actual results could differ materially because of the following factors, among others, which may cause revenues, gross margins and income to fall short or losses to be greater than anticipated levels: intense competition relating to existing markets and our entry into new markets; the failure of perceived business trends to occur as expected or to result in demand for products developed, manufactured or sold by MRV’s operating groups; continued market acceptance of existing products; a failure to achieve market acceptance of new products; continued success in selling the products of other companies; competitive forces requiring product price discounts, concessions or incentives; the timing and amount of significant orders from customers; delays or cancellation of orders after receipt from customers; delays in product development and related product release schedules; the sufficiency of cash generated from operations and the availability of capital from outside sources on reasonable terms or at all; obsolete inventory or product returns; warranty and other claims on products; technological shifts; the availability of competitive products at prices below or with features in addition to those of MRV’s operating groups, the continued ability to protect its intellectual property rights; changes in mix of products it sells; maturing product life cycles; product sale terms and conditions; currency fluctuations, especially in the People’s Republic of China; changes in, or the implementation of new, tax laws or import and export duties in the countries where MRV and its operating segments conduct business, implementation of operating cost structures that align with revenue growth; the financial condition of customers and vendors; the commencement of, adverse results in, litigation; the impact of legislative actions; higher insurance costs; potential new accounting pronouncements; the effects of terrorist activity and armed conflict; disruptions in general economic activity and changes in MRV’s operations or those of its operating group or changes affecting security; the effects of travel restrictions and quarantines associated with major health problems, such as the Severe Acute Respiratory Syndrome or Avian Influenza; a slowdown of general economic activity or activities generally or specifically affecting the market segments in which MRV’s operating segments are engaged; decreases in corporate information technology spending or other changes in economic conditions that affect demand for MRV’s products. In addition, with its acquisition of Fiberxon, MRV faces new risks that could cause the forward-looking statements made in this and other press releases MRV may issue, including potential difficulties in the integration of Fiberxon, such as transitioning from Fiberxon policies and procedures, systems and leadership to those of MRV; the adjustment of MRV personnel to operating in China, including an awareness of and compliance with local business practices and regulatory requirements; the adjustment of Fiberxon personnel to different management; other difficulties assimilating Fiberxon’s operations, technologies, products, management or employees, particularly because there location in China where English is not widely spoken, the culture and political, economic, financial or monetary system and accounting principles and controls at variance with those of the U.S. and Taiwan where members of MRV’s operating groups have legacy offices, operations and facilities, increasing taxes and labor regulation and labor shortages in China, the diversion of management’s attention to business concerns of Fiberxon; risks inherent in conducting business in China, including the effects of ongoing relations between the U.S. and China and Taiwan and China, where MRV has had only brief experience, and problems inherent when any foreign enterprise conducts business in China; and fluctuations in China’s currency or in exchange rates between the U.S. dollar and Chinese renminbi.
For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2006, quarterly reports on Form 10-Q, the latest of which was filed with the SEC on November 9, 2007, copies of which may be obtained by contacting MRV’s investor relations department or at MRV’s investor relations website at http://ir.mrv.com or from the SEC’s EDGAR website at www.sec.gov.
All information in this release is as of February 28, 2008. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.
About MRV Communications, Inc.
MRV Communications, Inc. (“MRV”) is a leading provider of network equipment and services, and optical components. MRV’s networking business provides equipment used by commercial customers, governments and telecommunications service providers, and includes switches, routers, physical layer products and out-of-band management products as well as specialized networking products for aerospace, defense and other applications including voice and cellular communication. MRV markets and
Exhibit 99.1-3

sells its products worldwide through a variety of channels, including a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV also has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as internally developed and manufactured products. The Company’s optical components business, operating under the Source Photonics brand, includes Source Photonics, Inc. and Fiberxon, Inc., both wholly owned subsidiaries of MRV. Publicly traded since 1992, MRV is listed on the NASDAQ Global Market under the symbol MRVC. For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Rakesh Mehta
Investor Relations	(415) 217-7722
(818) 886-MRVC (6782)	rakesh@blueshirtgroup.com
ir@mrv.com
Exhibit 99.1-4

MRV Communications, Inc.
Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2006	2007	2006
	(Unaudited)
Revenue	$140,896	$102,646	$448,237	$356,489
Cost of goods sold	101,493	71,342	320,264	244,207

Gross profit	39,403	31,304	127,973	112,282
Gross margin	28%	30%	29%	31%

Operating costs and expenses:
Product development and engineering	9,490	7,204	32,956	28,187
Selling, general and administrative	29,465	24,181	101,998	87,539
Amortization of intangibles	1,100	—	1,906	—
Goodwill impairment	—	—	—	52

Total operating costs and expenses	40,055	31,385	136,860	115,778
Operating (loss)	(652)	(81)	(8,887)	(3,496)

Interest expense	(877)	(932)	(3,968)	(3,540)
Other income (expense), net	136	2,074	(1,920)	5,386

Income (loss) before taxes	(1,393)	1,061	(14,775)	(1,650)
Provision (benefit) for income taxes	(12)	468	3,853	3,865

Net income (loss)	$(1,381)	$593	$(18,628)	$(5,515)

Net income (loss) per share:
Basic	$(0.01)	$0.00	$(0.13)	$(0.05)
Diluted	$(0.01)	$0.00	$(0.13)	$(0.05)
Weighted average number of shares
Basic	157,000	125,376	140,104	120,902
Diluted	157,000	128,551	140,104	120,902
Exhibit 99.1-5

MRV Communications, Inc.
Balance Sheets
(In thousands)

	December 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$72,474	$91,722
Short-term marketable securities	6,402	25,864
Time deposits	6,055	821
Accounts receivable, net	128,368	95,244
Inventories	86,676	61,361
Deferred income taxes	838	895
Other current assets	25,369	13,607

Total current assets	326,182	289,514
Property and equipment, net	24,510	14,172
Goodwill	137,371	36,348
Other intangible assets	11,994	—
Long-term marketable securities	1,442	—
Deferred income taxes	907	1,460
Other assets	5,097	4,728

	$507,503	$346,222

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term obligations	$28,931	$26,289
Accounts payable	82,927	47,384
Accrued liabilities	73,380	29,704
Deferred revenue	9,203	7,624
Other current liabilities	3,849	5,926

Total current liabilities	198,290	116,927
Convertible notes	—	23,000
Other long-term liabilities	9,321	7,295
Minority interest	5,193	5,248
Commitments and contingencies
Stockholders’ equity	294,699	193,752

	$507,503	$346,222
Exhibit 99.1-6